SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                           FORM 11-K

(Mark One)

    [X]                   Annual Report
                   Pursuant to Section 15(d) of the
                    Securities Exchange Act of 1934
                             (Fee Required)
                For the fiscal year ended June 30, 1996

                                  OR


    [ ]    Transition report pursuant to Section 15(d) of the
                    Securities Exchange Act of 1934
                          (No Fee Required)

             For  the transition period from


                    Commission File Number 33-17707


                  ARCO CHEMICAL COMPANY SAVINGS PLAN
                        (Title of the Plan)


                        ARCO CHEMICAL COMPANY
                        3801 West Chester Pike
                  Newtown Square, Pennsylvania  19073

                 (Name and address of principal executive
                  office of the issuer of the securities)

                  ARCO CHEMICAL COMPANY SAVINGS PLAN

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ARCO CHEMICAL COMPANY SAVINGS PLAN


                                             /s/ CYNTHIA L. BENGTSON
                                         By _____________________________
                                            CYNTHIA L. BENGTSON
                                            Secretary of the Savings Plan
                                            Administrative Committee


Date:  December 12, 1996